Exhibit 99.1
BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BIOTIME, INC. ADDS NEW MEMBERS TO ITS BOARD OF DIRECTORS

Neal C. Bradsher
Arnold I. Burns
Abraham E. “Barry” Cohen
Alfred D. Kingsley

ALAMEDA, CA, July 7, 2009 – BioTime, Inc., (OTCBB: BTIM) announced today that it has expanded its Board of Directors to include four new members, Neal C. Bradsher, Arnold I. Burns,  Abraham E. Cohen, and Alfred D. Kingsley.  Mr. Kingsley will serve as Chairman of the Board.  These new directors bring to BioTime a wealth of experience in corporate finance, corporate governance, and the pharmaceutical industry.

Neal C. Bradsher is President of Broadwood Capital, Inc., a private investment firm.  Mr. Bradsher was previously a Managing Director at Whitehall Asset Management, Inc.  Earlier in his career Mr. Bradsher was a Managing Director at Campbell Advisors, as well as a senior equity analyst at Alex. Brown & Sons and Hambrecht & Quist.  Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst.  Mr. Bradsher is also a director of Questcor Pharmaceuticals, Inc.

Arnold I. Burns is Chairman of QuanStar Advisor Group, LLC, a strategic management consulting firm.  Mr. Burns was a managing director of Arnhold and S. Bleichroeder, Inc., and Natexis Bleichroeder, Inc.  Mr. Burns was also a practicing attorney for nearly 40 years, including as a partner in the New York law firm of Proskauer Rose, LLP.  Mr. Burns served as Deputy Attorney General of the United States, the Chief Operating Officer of the Department of Justice, from 1986 to 1988.  Mr. Burns holds a J.D. degree from Cornell Law School. He also serves as Chairman Emeritus and Life Member of the Board of Governors of Boys & Girls Clubs of America, Founding Chairman of the Board of Directors of the International Centre for Missing & Exploited Children, and Chairman Emeritus of the National Center for Victims of Crime.

Abraham E. “Barry” Cohen is an independent international business consultant and is Chairman and President of Kramex Company, a privately owned consulting firm.  Mr. Cohen previously had a long career in the pharmaceutical industry with Merck & Co., having served as a Senior Vice President and as President of the Merck Sharp & Dohme International Division.  While at Merck, he played a key role in the development of Merck’s international business, initially in Asia, then in Europe, and subsequently, as President of MSDI, which manufactures and markets human health products outside the United States.  Mr. Cohen serves as a director of several public companies, including Chugai Pharmaceutical Co., Ltd., MannKind Corporation, and Teva Pharmaceutical Industries, Ltd., among others. He previously served as a director on the supervisory board of Akzo Corporation, an international conglomerate. He also serves as Vice Chairman of the International Centre for Missing & Exploited Children, Chairman of the American Friends of Rabin Medical Center, and as a member of the Board of Directors of The ISEF Foundation.

Alfred D. Kingsley is the general partner of Greenway Partners, L.P., a private investment firm, and President of Greenbelt Corp., a business consulting firm.  Greenbelt Corp. served as BioTime’s financial advisor from 1998 until June 30, 2009.  Mr. Kingsley was Senior Vice President of Icahn and Company and its affiliated entities for more than 25 years. Mr. Kingsley holds a BS degree in economics from the Wharton School of the University of Pennsylvania, and a J.D. degree and LLM in taxation from New York University Law School.

BioTime’s two largest shareholders are Alfred Kingsley, directly and through his affiliated investment and management companies, and Broadwood Partners, L.P., an investment partnership managed by Neal Bradsher through its general partner, Broadwood Capital, Inc.

“We are deeply grateful for this commitment from such an accomplished group of individuals,” said Michael West, Ph.D., BioTime’s CEO. “The breadth of their experience in business, governance, and finance will be of great benefit to the Company’s management in building BioTime’s new businesses in the field of stem cells and regenerative medicine.  The creation of an independent board of directors for BioTime is an important step in building the company and is consistent with the corporate governance requirements of national securities exchanges.  Moreover, the participation of Mr. Bradsher and Mr. Kingsley will advance the interests of corporate democracy by giving our two largest shareholders a direct voice on our Board.”

 “The Board looks forward to working with BioTime’s management in realizing the potential of the revolution in regenerative medicine initiated by Dr. West,” said Alfred Kingsley, the new Chairman of the Board.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. The Company develops and markets research products in the field of stem cells and regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. In addition to its stem cell products, the Company markets blood plasma volume expanders and related technology for use in surgery, emergency trauma treatment, and other applications. BioTime's lead product, Hextend®, is a blood plasma expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390, ext 301

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1152&to=ea&s=0